Exhibit 4.2

FIRST AMENDMENT TO

PIEDMONT NATURAL GAS COMPANY, INC. INCENTIVE COMPENSATION PLAN

As Amended and Restated Effective November 1, 2015

THIS FIRST AMENDMENT, entered into as of the last date signed below, modifies the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan as amended and restated effective November 1, 2015 (the “Plan”).

WHEREAS, pursuant to Section 12.11 of the Plan, the Compensation Committee (“Compensation Committee”) of the Board of Directors of Piedmont Natural Gas Company, Inc. (“Piedmont”) may amend the Plan at any time, provided that an amendment is made with shareholder approval if and to the extent such approval is required by applicable law; and

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 24, 2015, among Piedmont, Duke Energy Corporation (“Duke Energy”) and Forest Subsidiary, Inc., a wholly owned subsidiary of Duke Energy (“Merger Sub”), on October 3, 2016 (the “Effective Time”) Piedmont merged into Merger Sub resulting in Piedmont becoming a wholly owned subsidiary of Duke Energy (the “Merger”); and

WHEREAS, in connection with the Merger, on September 6, 2016 the Compensation Committee adopted resolutions amending the Plan, effective as of the Effective Time, to provide that no new awards may be granted or awarded under the Plan.

NOW, THEREFORE, Piedmont hereby amends the Plan as follows:

New Section 12.23 shall be added immediately following Section 12.22 of the Plan:

12.23 No New Awards. Notwithstanding anything to the contrary contained in the Plan, effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of October 24, 2015, by and between the Company, Duke Energy Corporation and Forest Subsidiary, Inc.), no new Awards shall be granted or awarded to any Participants in the Plan.

All other terms and conditions of the Plan shall continue to remain in full force and effect. In the event of any inconsistency between the terms of this First Amendment and the terms of the Plan, the terms of this First Amendment shall control.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this First Amendment as of the 3rd day of October, 2016.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Karl W. Newlin
Karl W. Newlin
Senior Vice President & Chief Commercial Officer, Natural Gas Business